Exhibit 99. (a)(1)(c)

THE CHEESECAKE FACTORY INCORPORATED
OFFER TO AMEND THE EXERCISE PRICE OF CERTAIN OPTIONS
ELECTION FORM

Before signing this election form, please make sure you have received, read and understand the documents that make up this offer, including: (1) the Offer to Amend the Exercise Price of Certain Options (the “Offer to Amend”); (2) the memorandum from David Overton, dated February 6, 2007; (3) this election form; and (4) the withdrawal form. The offer is subject to the terms of these documents, as they may be amended.

The offer provides eligible option holders who hold eligible stock options the opportunity to amend the exercise price of certain outstanding options, as described in Section 2 of the Offer to Amend. This offer expires at 5:00 p.m., Pacific Time, on March 8, 2007 unless extended. PLEASE FOLLOW THE INSTRUCTIONS ATTACHED TO THIS FORM.

If you participate in this offer, you must accept the offer with respect to all of the shares subject to an outstanding eligible option grant granted to you by Cheesecake Factory. Vesting of any amended options on any date is subject to your continued employment with Cheesecake Factory through each relevant vesting date.

BY PARTICIPATING, YOU AGREE TO ALL TERMS OF THE OFFER AS SET FORTH IN THE OFFER DOCUMENTS.

If you would like to participate in this offer, please indicate your election by checking the box below and completing and signing this election form. Please be sure to follow the instructions, which are attached.

You may withdraw this election as to some or all of your options by submitting a properly completed and signed withdrawal form prior to the offer expiration date which will be 5:00 p.m., Pacific Time, March 8, 2007 unless extended.

Please check the appropriate box:

☐                                    Yes, I wish to participate in the offer as to ALL of my eligible option grants listed on the Addendum issued to me.

OR

☐            Yes, I wish to participate in the offer as to ONLY my eligible option grants listed below (please list):

Option Number (See Addendum)                                      Grant Date

OR

☐            No, I do NOT wish to participate in the offer as to any of my eligible option grants.

If you elect Yes, all of the applicable options will be irrevocably amended on the last date on which this offer remains open for acceptance, which is expected to be March 8, 2007. If you elect No, or do not respond to this offer, your eligible options will not be amended.

Option Holder Signature

Option Holder Name (Please print)	Address	Date and Time

E-mail address where we can confirm receipt of your election form:

If you have any questions, please contact us by telephone at: 818-871-8333 or by e-mail at: tenderquestions@thecheesecakefactory.com

RETURN THIS ELECTION FORM BY FAX TO MICHELLE DUTCHER BY FAX AT 866-767-5780, BY HAND DELIVERY OR BY COMMERCIAL COURIER CAPABLE OF PROVIDING PROOF OF DELIVERY ADDRESSED TO THE CHEESECAKE FACTORY INCORPORATED, ATTENTION: MICHELLE DUTCHER, 26901 MALIBU HILLS ROAD, CALABASAS HILLS, CALIFORNIA 91301.

THE CHEESECAKE FACTORY INCORPORATED
OFFER TO AMEND THE EXERCISE PRICE OF CERTAIN OPTIONS
INSTRUCTIONS TO THE ELECTION FORM
FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

1.             Delivery of election forms.

A properly completed and signed original of this election form (or a fax of it) must be received by Michelle Dutcher by fax at 866-767-5780, by hand delivery or by commercial courier capable of providing proof of delivery addressed to The Cheesecake Factory Incorporated, attention: Michelle Dutcher, 26901 Malibu Hills Road, Calabasas Hills, California 91301 before 5:00 p.m., Pacific Time, on March 8, 2007 (referred to as the offer expiration date).

The delivery of all required documents, including election forms, is at your risk. Delivery will be deemed made only when actually received by Michelle Dutcher. In all cases, you should allow sufficient time to ensure timely delivery. Cheesecake Factory intends to confirm the receipt of your election form within two business days by e-mail at the e-mail address you provide to us on your election form or withdrawal form, or if none has been provided by U.S. mail. If you have not received a confirmation at the appropriate time, you must confirm that we have received your complete submission by delivering request for confirmation together with a copy of your printed election form to Michelle Dutcher by fax at 866-767-5780, by hand delivery or by commercial courier capable of providing proof of delivery addressed to The Cheesecake Factory Incorporated, attention: Michelle Dutcher, 26901 Malibu Hills Road, Calabasas Hills, California 91301.  Responses submitted by any other means, including U.S. mail (or other post), are not permitted.

Michelle Dutcher’s receipt of your election form is not by itself an acceptance of your options for amendment. For purposes of the offer, we will be deemed to have accepted options for exchange with respect to which valid elections have been made and not properly withdrawn as of when we give oral or written notice to the option holders generally of our acceptance such options, which notice may be made by press release, fax or other method of communication.

We will not accept any alternative, conditional or contingent elections. Although it is our intent to send you a confirmation of receipt of this election form, by signing this election form, you waive any right to receive any notice of the receipt of the election with respect to your options, except as provided for in the Offer to Amend. Any confirmation of receipt sent to you will merely be a notification that Michelle Dutcher has received your election form and does not mean that your options have been amended. Your options that are accepted will be amended on the offer expiration date, which is scheduled to be March 8, 2007.

2.             Withdrawal.

If you have previously elected to accept this offer with respect to your options, you may withdraw that election with respect to some or all of the options with respect to which you have chosen to accept this offer at any time before the offer expiration date, which is expected to be 5:00 p.m., Pacific Time, on March 8, 2007. If we extend the offer, you may withdraw your options at any time until the extended offer expiration date.  We intend to accept all options with respect to which valid elections have been made promptly after the offer expiration date. If we have not accepted your election by 9 a.m. Pacific Time on April 4, 2007, you may withdraw your tendered options at any time thereafter.

To withdraw a validly made election for some or all of the options with respect to which you have previously chosen to accept this offer, you must deliver either deliver this to Michelle Dutcher by fax at 866-767-5780, by hand delivery or by commercial courier capable of providing proof of delivery addressed to The Cheesecake Factory Incorporated, attention: Michelle Dutcher, 26901 Malibu Hills Road, Calabasas Hills, California 91301, in accordance with the procedures listed in Section 1 above, a signed and dated withdrawal form with the required information, while you still have the right to withdraw the options. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election or withdrawal form we receive before the offer expiration date. Any options you do not withdraw will remain bound pursuant to your prior election form. Michelle Dutcher must receive the properly completed and signed withdrawal form before the offer expiration date. The offer expiration date will be 5:00 p.m., Pacific Time, on March 8, 2007, unless we extend the offer.

3.             Elections.

If you intend to accept the offer with respect to an option grant, you must accept the offer with respect to all of the shares subject to the option grant, except as noted herein. You may not pick and choose which of the shares subject to an option grant with which you choose to accept this offer. If you have exercised a portion of an eligible option grant, your election will apply to the portion that remains outstanding and unexercised.

4.             Signatures on this election form.

If this election form is signed by the holder of the options, the signature must correspond with the name as written on the face of the option agreement or agreements to which the options are subject without alteration, enlargement or any change whatsoever. If your name has been legally changed since your option agreement was signed, please submit proof of the legal name change. Please note that we may require further information in order to verify a legal name change.

If this election form is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person should so indicate when signing, and proper evidence satisfactory to Cheesecake Factory of the authority of that person to act in that capacity must be submitted with this election form.

5.             Other information on this election form.

In addition to signing this election form, you must print your name and indicate the date and time at which you signed.

6.             Requests For Assistance or Additional Copies.

You should direct questions about the terms of this offer or the election form or any requests for additional copies of this Offer to Amend to us by telephone at: 818-871-8333 or by e-mail at: tenderquestions@thecheesecakefactory.com

Copies will be furnished promptly at Cheesecake Factory’s expense.

7.             Irregularities.

We will determine, in our discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance of any options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any election form or any options with respect to which elections have been made that we determine are not in appropriate form or that we determine are unlawful to accept. We will accept all options with respect to which proper elections are made that are not validly withdrawn. We also reserve the right to waive any of the conditions of the Offer or any defect or irregularity in any election of any particular options or for any particular option holder, provided that if we grant any such waiver, it will be granted with respect to all option holders and options with respect to which elections have been made. No elections will be deemed to have been properly made until all defects or irregularities have been cured by the option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in elections, nor will anyone incur any liability for failure to give any notice. This is a one-time offer. We will strictly enforce the offer period, subject only to an extension that we may grant in our discretion.

Important: The election form (or a fax copy of it) together with all other required documents must be received by March 8, 2007, before 5:00 p.m., Pacific Time, on March 8, 2007.

8.             Additional Documents to Read.

You should be sure to read the offer, all documents referenced therein, and the Memorandum from David Overton, dated February 6, 2007, before deciding to participate in the offer.

9.             Important Tax Information.

You should refer to Section 14 of the Offer to Amend which contains important U.S. federal income tax information. We also recommend that you consult with a financial planner regarding Section 409A or other personal advisors before deciding whether or not to participate in this offer.